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                                                                    EXHIBIT 99.1

W. R. BERKLEY CORPORATION               NEWS
475 STEAMBOAT ROAD                      RELEASE
GREENWICH, CONNECTICUT 06830
(203) 629-3000

FOR IMMEDIATE RELEASE

                                        CONTACT: Karen A. Horvath
                                                 Vice President - External
                                                 Financial Communications
                                                 203-629-3000

                W. R. BERKLEY CORPORATION ANNOUNCES $250 MILLION
                              SENIOR NOTES OFFERING

     GREENWICH, CT, FEBRUARY 9, 2007 -- W. R. BERKLEY CORPORATION (NYSE: BER) announced today that it intends to issue $250 million of senior notes due 2037. The net proceeds of the offering will be used for general corporate purposes, including the repayment of indebtedness.

     Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are joint book runners and joint lead managers of the offering. Copies of the final prospectus relating to the offering may be obtained from either Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, New York 10010, or Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (tel: 718-765-6732; fax: 718-765-6734).

     A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This announcement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.

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